Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS AMENDED AND RESTATED INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”), is made and entered into effective as of July 31, 2010 (the “Effective Date”), by and between Motorola, Inc., a Delaware corporation (“Motorola”), and Motorola Mobility, Inc., a Delaware corporation and wholly-owned subsidiary of Motorola (“Mobility”). Motorola and Mobility are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Motorola has determined that it would be appropriate, desirable and in the best interests of Motorola and Motorola’s stockholders to separate its Transferred Business (as defined below) from Motorola pursuant to and in accordance with the Master Separation and Distribution Agreement dated as of July 31, 2010, as may be amended from time to time (the “Separation Agreement”), by and among Motorola, Mobility and Motorola SpinCo Holdings Corporation, a Delaware corporation and wholly-owned subsidiary of Motorola (“SpinCo”);

WHEREAS, in connection with the separation of the Transferred Business from Motorola, Motorola desires to contribute or otherwise transfer, and to cause certain of its Subsidiaries to contribute or otherwise transfer, (i) certain Assets and Liabilities associated with the Transferred Business, including the stock or other equity interests of certain of Motorola’s Subsidiaries dedicated to the Transferred Business, to Mobility and certain of its Subsidiaries or entities that will become its Subsidiaries prior to the Distribution, and (ii) certain Assets and Liabilities associated with the Transferred Business, including shares of capital stock of Mobility and stock or other equity interests of Motorola Mobility Japan Limited, to SpinCo;

WHEREAS, Mobility and its Subsidiaries desire to receive, and Motorola is willing to grant to Mobility and its Subsidiaries, certain rights under Licensed Motorola Patents and Non-Patent Intellectual Property in Licensed Motorola Technology on or after the Effective Date, and Motorola and its Subsidiaries desire to receive, and Mobility is willing to grant to Motorola and its Subsidiaries, certain rights under Licensed Mobility Patents and Non-Patent Intellectual Property Rights in Licensed Mobility Technology on or after the Effective Date, under the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

A capitalized term used in this Agreement and not otherwise defined in this Article 1 or elsewhere in this Agreement will have the meanings ascribed to such term in the Separation Agreement. In the event that a capitalized term is defined in this Agreement and in the Separation Agreement, the definition in this Agreement shall prevail.

“Action” means any suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person.

“Affiliate” of any Person means any other Person that directly or through one or more intermediaries controls, is controlled by or is under common control with the first such Person; whereby “control” of a Person means ownership of at least fifty percent (50%) of the outstanding voting power of such Person; provided that in no event shall a Party or any member of such Party’s Group be deemed to be an Affiliate of the other Party or of any member of such other Party’s Group.

“Acquired Third Person” means: (i) the third Person whose shares, securities or assets are subject to a Third Person Acquisition by the Acquiring Party under clause (i) of the definition of Third Person Acquisition, or (ii) the product or business line acquired by the Acquiring Party in a Third Person Acquisition under clause (ii) of the definition of Third Person Acquisition.

“Change of Control” means the acquisition of at least fifty percent (50%) of the outstanding voting power of a Party by another Person by means of any transaction or series of related transactions including, without limitation, any reorganization, merger, consolidation or tender offer, except where such Party’s shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction together hold at least fifty percent (50%) of the outstanding voting power of the surviving or acquiring Person in such transaction. Notwithstanding the foregoing or anything in this Agreement to the contrary, for purposes of this Agreement, Change of Control will not include (i) the Distribution or (ii) the acquisition of at least fifty percent (50%) of the outstanding voting power of a Party by a Person that is primarily a financial investor that does not own an operating company engaged in the same business as either Motorola or Mobility, provided that neither such financial investor nor any entity owned or acquired by such financial investor (other than such party or any member of such party’s Group) shall be deemed to be an Affiliate of such Party.

“Copyrights” means: (a) any rights in original works of authorship fixed in any tangible medium of expression as set forth in the United States Copyright Act, 17 U.S.C. § 101 et. seq.; (b) all registrations and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world; and (d) all rights in and to any of the foregoing.

“Confidential Information” has the meaning set forth in Section 7.1.

“Customer” means any direct or indirect customer, end user, distributor, agent or reseller.

“Damages” means all losses, claims, demands, damages, liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on any financial statements or the footnotes thereto.

“Derivative(s)” means: (a) for copyrightable or copyrighted material, any translation (including translation into other computer languages), port, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted or which would otherwise constitute a derivative work under the United States Copyright Act; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret law, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret law.

“Dispute” means any dispute, controversy or claim between any Motorola Group member and any Mobility Group member arising out of or relating to this Agreement, or the validity, interpretation, breach or termination thereof, whether arising in contract, tort, equity or otherwise, including claims seeking redress or asserting rights under any Law.

“Existing Affiliate” has the meaning set forth in Section 11.1.

“Group” means, with regard to a Party, such Party and any Person that is an Affiliate of such Party but only for and during such time when such Person is such Affiliate.

“Home Business” means (i) the businesses and operations conducted by the Home segment of Motorola and its Affiliates (including, for purposes of this definition, Mobility, SpinCo and their respective Affiliates) prior to the Effective Date, and (ii) except as otherwise expressly provided in the Separation Agreement, any terminated, divested or discontinued businesses or operations that at the time of such termination, divestiture or discontinuation related to the Home Business (as described in the foregoing clause (i)) as then conducted.

“iDEN Cooperation Agreement” means the Cooperation Agreement between the Parties to be effective as of the Distribution.

“Licenseable” means, with regard to a Patent or Technology of a Party, that (i) such Patent or Technology is owned by a third Person (other than a member of the Motorola Group or the Mobility Group) and (ii) as of the Effective Date, such Party or a member of such Party’s Group has (to the extent which and for such time that such Party or member has) a right to grant to the other Party and its Group the licenses and related rights to such Patent or Technology as set forth in this Agreement without the payment of royalties or other consideration to third Persons (except for payments to any third Person: (x) for inventions made by such third Person while engaged by any member of such Party’s Group; and (y) as consideration for the acquisition of such Patent or Technology).

“Licensed Mobility Patent” means:

(a) each Patent that is:

(i) filed (at any time) on the basis of an invention disclosure existing on the Effective Date and owned by Mobility or a member of the Mobility Group; or

(ii) at any time prior to the first (1st) anniversary of the Effective Date, both:

(aa) filed (if such Patent is a patent application) with, or issued by (if such Patent is a patent), the U.S. Patent and Trademark Office or any foreign patent office anywhere in the world; and

(bb) owned (including, without limitation as a result of an acquisition) or Licenseable:

(1) by any Person that is a member of the Mobility Group prior to such first (1st) anniversary of the Effective Date, or

(2) in the event of a Third Person Acquisition at any time of an Acquired Third Person by Mobility, by:

(A) such Acquired Third Person, or

(B) any other Person that becomes a member of the Mobility Group as a result of such Third Person Acquisition (e.g., if such Person is an Affiliate of an Acquired Third Person or results from a merger or other combination between an Existing Affiliate of Mobility and an Affiliate of the Acquired Third Person), or

(C) any prior owner of such Patent from whom such Acquired Third Person or such other Person (under paragraph (a)(ii)(bb)(2)(B) of this definition) acquired such Patent directly or indirectly,

provided that such Patent owned or Licenseable by such Acquired Third Person, such other Person, or such predecessor-in-interest shall be a “Licensed Mobility Patent” only:

(I) if such Patent is owned or Licenseable after such Third Person Acquisition by such Acquired Third Person, Mobility, any Resulting Party arising from such Third Person Acquisition, or any member of the Mobility Group,

(II) if the assets of such Acquired Third Person do not consist solely or substantially of such Patent or any Patents, and

(III) as of the time of and after such Third Person Acquisition (i.e., such Patent’s becoming a Licensed Mobility Patent shall not cause any activities preceding such Third Person Acquisition to be licensed retroactively or any liability for any activities prior to such Third Person Acquisition to be released); and

(b) any Patent that is part of the same patent family (including, without limitation, any continuation, continuation-in-part, divisional, and foreign or international counterpart application and any patent issuing therefrom) and has the same priority date as any Patent under the foregoing item (a) whenever such Patent was filed as an application or issued as a patent, and any reissue and reexamination of any Patent under the foregoing paragraph (a) or this paragraph (b).

For the avoidance of doubt, a Patent acquired by Mobility or a member of the Mobility Group in a transaction that is not part of a Third Person Acquisition (e.g., acquisition of such Patent alone or solely with other Patents) after the first (1st) anniversary of the Effective Date shall not be a “Licensed Mobility Patent.”

“Licensed Mobility Technology” means any Mobility Technology that: (a) at any time prior to the Effective Date, (i) was embodied in or used in connection with the design, development, or manufacture of (aa) any product or service of the Motorola Business offered for sale (other than as a reseller or sales agent of the Transferred Business) or used in connection with the design, development or manufacture of any such product or service, or (bb) any product or service that was under development by or for the Motorola Business as of the Effective Date and offered for sale or other disposition by Motorola on or before January 1, 2012; or (ii) was used for the internal administration and operation of the Motorola Business (e.g., training materials, operational documentation); or (b) is provided by a member of the Mobility Group to any member of the Motorola Group under the iDEN Cooperation Agreement or any Project Work Order (PWO) thereunder for use by any members of the Motorola Group in their businesses but only to the extent and as long as such use is permitted by such member of the Mobility Group.

“Licensed Motorola Patent” means:

(a) each Patent that is:

(i) filed (at any time) on the basis of an invention disclosure existing on the Effective Date and owned by Motorola or a member of the Motorola Group; or

(ii) at any time prior to the first (1st) anniversary of the Effective Date, both:

(aa) filed (if such Patent is a patent application) with, or issued by (if such Patent is a patent), the U.S. Patent and Trademark Office or any foreign patent office anywhere in the world; and

(bb) owned (including, without limitation as a result of an acquisition) or Licenseable:

(1) by any Person that is a member of the Motorola Group prior to such first (1st) anniversary of the Effective Date, or

(2) in the event of a Third Person Acquisition at any time of an Acquired Third Person by Motorola, by:

(A) such Acquired Third Person, or

(B) any other Person that becomes a member of the Motorola Group as a result of such Third Person Acquisition (e.g., if such Person is an Affiliate of an Acquired Third Person or results from a merger or other combination between an Existing Affiliate of Motorola and an Affiliate of the Acquired Third Person), or

(C) any prior owner of such Patent from whom such Acquired Third Person or such other Person (under paragraph (a)(ii)(bb)(2)(B) of this definition) acquired such Patent directly or indirectly,

provided that such Patent owned or Licenseable by such Acquired Third Person, such other Person, or such predecessor-in-interest shall be a “Licensed Motorola Patent” only:

(I) if such Patent is owned or Licenseable after such Third Person Acquisition by such Acquired Third Person, Motorola, any Resulting Party arising from such Third Person Acquisition, or any member of the Motorola Group,

(II) if the assets of such Acquired Third Person do not consist solely or substantially of such Patent or any Patents, and

(III) as of the time of and after such Third Person Acquisition (i.e., such Patent’s becoming a Licensed Motorola Patent shall not cause any activities preceding such Third Person Acquisition to be licensed retroactively or any liability for any activities prior to such Third Person Acquisition to be released); and

(b) any Patent that is part of the same patent family (including, without limitation, any continuation, continuation-in-part, divisional, and foreign or international counterpart application and any patent issuing therefrom) and has the same priority date as any Patent under the foregoing item (a) whenever such Patent was filed as an application or issued as a patent, and any reissue and reexamination of any Patent under the foregoing paragraph (a) or this paragraph (b).

For the avoidance of doubt, a Patent acquired by Motorola or a member of the Motorola Group in a transaction that is not part of a Third Person Acquisition (e.g., acquisition of such Patent alone or solely with other Patents) after the first (1st) anniversary of the Effective Date shall not be a “Licensed Motorola Patent.”

“Licensed Motorola Technology” means any Motorola Technology that: (a) at any time prior to the Effective Date, (i) was embodied in or used in connection with the design, development, or manufacture of (aa) any product or service of the Transferred Business offered for sale (other than as a reseller or sales agent of Motorola) or used in connection with the design, development or manufacture of any such product or service, or (bb) any product or service that was under development by or for the Transferred Business as of the Effective Date and offered for sale or other disposition by Mobility on or before January 1, 2012; or (ii) was used for the internal administration and operation of the Transferred Business (e.g., training materials, operational documentation); or (b) is provided by a member of the Motorola Group to any member of the Mobility Group under the iDEN Cooperation Agreement or any Project Work Order (PWO) thereunder for use by any members of the Mobility Group in their businesses but only to the extent and as long as such use is permitted by such member of the Motorola Group.

“Licensed Technology” means Licensed Mobility Technology and/or the Licensed Motorola Technology, as applicable.

“Mask Work” means: (a) any mask work, registered or unregistered, as defined in 17 U.S.C. §901; (b) all registrations and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world (including, without limitation, semiconductor topography rights); and (d) all rights in and to any of the foregoing.

“MD Business” means (i) the businesses and operations conducted by the Mobile Devices segment of Motorola and its Affiliates (including, for purposes of this definition, SpinCo, Mobility and their respective Affiliates) prior to the Effective Date, and (ii) except as otherwise expressly provided in the Separation Agreement, any terminated, divested or discontinued businesses or operations that at the time of such termination, divestiture or discontinuation related to the MD Business (as described in the foregoing clause (i)) as then conducted, including, without limitation, the paging business from and after January 1, 1999.

“Mobility Excluded Product” means any of the products or equipment set forth on Schedule 1 to this Agreement.

“Mobility Group” means Mobility, each Subsidiary of Mobility as of the Effective Date, each Person that will become a Subsidiary of Mobility pursuant to the Mobility Contribution, and each Person that will become, from and after the Distribution, an Affiliate of Mobility.

“Mobility Patent” means any Patent owned by any member of the Mobility Group.

“Mobility Product” means any product or equipment that any member of the Mobility Group develops, designs, makes, has made, offers, sells, resells, or distributes.

“Mobility Product Imitation” means any Motorola Product having a design and appearance (regardless of the technology and utilitarian aspects of such Motorola Product) that:

(a) infringes on any design patent, trade dress (whether registered or unregistered), industrial design, and/or other statutory rights protecting designs owned by any member of the Mobility Group absent a valid and effective license or non-assert by such member of the Mobility Group (and no such license or non-assert is granted in or under this Agreement); or

(b) is confusingly similar to the design and appearance of any Mobility Product that has been commercially released, publicized, or disclosed to any member of the Motorola Group before the creation, design, or development of the design and appearance of such Motorola Product.

“Mobility Technology” means any Technology that as of the Effective Date is owned by, or under a duty of assignment by a third Person (other than a member of the Mobility Group) to, or Licenseable by, any member of the Mobility Group, including, for the avoidance of doubt, all Technology assigned to Mobility pursuant to that certain Intellectual Property Assignment Agreement between Motorola and Mobility dated on or about the Effective Date.

“Module/Component” has the meaning set forth in Schedule 2 to this Agreement.

“Motorola Business” means the businesses or operations of the Motorola Group other than the Transferred Business.

“Motorola Excluded Product” means any of the products or equipment set forth on Schedule 2 to this Agreement.

“Motorola Group” means Motorola and each Person that is or becomes an Affiliate of Motorola (other than any member of the Mobility Group, including SpinCo).

“Motorola Indemnified Party” means Motorola, each member of the Motorola Group, each of their respective past and present Representatives, and each of their respective successors and assigns.

“Motorola Patent” means any Patent owned by any member of the Motorola Group.

“Motorola Product” means any product or equipment that any member of the Motorola Group develops, designs, makes, has made, offers, sells, resells, or distributes.

“Motorola Product Imitation” means any Mobility Product having a design and appearance (regardless of the technology and utilitarian aspects of such Mobility Product) that:

(a) infringes on any design patent, trade dress (whether registered or unregistered), industrial design, and/or other statutory rights protecting designs owned by any member of the Motorola Group absent a valid and effective license by such member of the Motorola Group (and no such license is granted in or under this Agreement); or

(b) is confusingly similar to the design and appearance of any Motorola Product that has been commercially released, publicized, or disclosed to any member of the Mobility Group before the creation, design, or development of the design and appearance of such Mobility Product.

“Motorola Technology” means any Technology that as of the Effective Date is owned by, or under a duty of assignment by a third Person (other than a member of the Motorola Group) to, or Licenseable by, any member of the Motorola Group, but excluding all Mobility Technology.

“Networks Business” means the businesses and operations conducted by the Networks segment of Motorola and its Affiliates prior to the Effective Date and that is part of the Motorola Business after the Separation.

“Non-Patent Intellectual Property Rights” means all rights in Copyrights, Mask Works, Technology and other intangible property anywhere in the world, and all registrations and applications relating to any of the foregoing and analogous rights thereto anywhere in the world, other than: (i) rights in Patents and (ii) rights in any design patent, industrial design, trademark, service mark, trade name, or domain name.

“Open Source Software” means any Software that is distributed, or that contains or is derived in any manner (in whole or in part) from any Software that is distributed as and subject to a license requiring, as a condition of use, modification or distribution of such software, that such Software or any other Software incorporated into, derived from, or distributed with such Software be disclosed or distributed and licensed in source code form to any third Person upon request, which license to such third Person includes the right by such third Person to reproduce, distribute, and make derivative works from such Software, together with any other terms and conditions. Without limiting the foregoing definition, by way of example only, the term “Open Source Software” includes software licensed or distributed under any of the following licenses or distribution models, or license or distribution models similar to any of the following: GNU General Public License, the GNU Lesser General Public License, the Creative Commons Attribution-Share Alike, GNU Affero General Public License, Apache License, Artistic License, Clarified Artistic License, Berkeley Database License, Berkley Software Distribution (BSD) license, Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Source License, Eclipse Public License, Common Public License, and Common Development and Distribution License.

“Patent” means any: (a) patents and patent applications, worldwide, including all divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, reexaminations, and extensions thereof and any counterparts worldwide claiming priority therefrom; (b) utility models, patents of importation/confirmation, and certificates of invention and like statutory rights; and (c) and all rights in and to any of the foregoing. The term “Patent” shall not include any design patent, registrable industrial design, and like right involving trade identity.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof. As used in this Agreement, the term “third Person(s)” means a Person that is neither a Party nor an Affiliate of a Party.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Resulting Party” has the meaning set forth in Section 11.1.

“Software” means computer programs, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion) including any and all: (a) media on which any of the foregoing is recorded; (b) forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form); and (c) translation, ported versions and modifications of any of the foregoing.

“Technology” means any and all technical information, Software, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge, know-how, trade secrets, invention disclosures or other data including works subject to Copyrights and Mask Works (but does not include Patents). The term “Technology” shall not include any registrable industrial design and like property involving trade identity.

“Third Person Acquisition” means, with respect to a third Person not an Affiliate of either Party, a Party’s acquisition (except for an acquisition set forth on Schedule 3) of (i) all or substantially all of the shares, securities, or assets of such third Person, or (ii) a product or business line of a third Person through an asset sale or sale of specified shares or securities of a third Person. A “Third Person Acquisition” shall be deemed to occur on the date of the closing of the earliest agreement causing such acquisition.

“Transferred Business” means the Home Business and the MD Business, collectively.

ARTICLE 2

TECHNOLOGY ACCESS AND KNOWLEDGE TRANSFER

Section 2.1 Access and Transfer. During the period beginning on the Effective Date and ending on June 30, 2011 (the “Transfer Period”), each Party has the right to access and to copy any and all portions of the Licensed Technology that is licensed to such Party under Article 3 and is in the possession of the other Party, which right to access and copy shall be exercised in accordance with a reasonable request and schedule to be mutually agreed upon by the Parties. All costs associated with the assembling, copying and delivering of such Licensed Technology will be borne by the requesting Party.

Section 2.2 Export Control. Each Party agrees it and each member of its Group will comply with all applicable import and export laws, rules and regulations with respect to the transfer of any Technology provided to it under this Agreement. Without limiting the generality of the foregoing, each Party acknowledges and agrees that such Technology is subject to export controls under the laws and regulations of the United States, including the Export Administration Regulations, 15 C.F.R. Parts 730-774. Each Party and the members of its Group will comply strictly with all such United States export controls, and shall not export, re-export, transfer, divert or disclose any Technology provided hereunder, or any direct product thereof, to any destination, end-use or end-user that is prohibited or restricted under such United States export control laws and regulations, except as specifically authorized by the Department of Commerce. If requested by either Party, the other Party and any other member of such Party’s Group agrees to sign written assurances and other export-related documents as may be required for such Party or each member of its Group to comply with U.S. export regulations. This Section 2.2 will survive termination of this Agreement for any reason whatsoever.

ARTICLE 3

TECHNOLOGY LICENSES

Section 3.1 Licensed Motorola Technology Grant. Subject only to the restrictions expressly set forth in Articles 5 and 7, Motorola hereby grants to each member of the Mobility Group under all of the Motorola Non-Patent Intellectual Property Rights a personal, worldwide, perpetual, irrevocable, non-transferable and non-assignable (except pursuant to Article 11), fully paid-up right and license, free of any royalty, license fee or other present or future payment obligation, to use any Licensed Motorola Technology for the business or businesses in which Mobility or any member of the Mobility Group is now or hereafter engaged, including, without limitation, to: (a) create Derivatives of the Licensed Motorola Technology; and (b) use, reproduce, distribute, perform and/or display the Licensed Motorola Technology and/or Derivatives (made pursuant to subsection (a) above) of the Licensed Motorola Technology. Except as expressly set forth in Article 5 and Section 7.2, no right is granted hereunder to any member of the Mobility Group to sublicense, to grant the right to sublicense, or to disclose any of the Licensed Motorola Technology to any third Person, other than the delivery, disclosure, and sublicensing of Software: (i) in object code form in connection with the sale of products or services of the Mobility Group; or (ii) in object code and source code form to a third Person; in each case, if and to the extent (aa) such Software uses or is based on any Open Source Software and (bb) Mobility or another member of the Mobility Group is required, under the license agreement or condition(s) pursuant to which such Open Source Software was used for such Software, to disclose and sublicense such Software in object and/or source code to such third Person.

Section 3.2 Licensed Mobility Technology Grant. Subject only to the restrictions expressly set forth in Articles 5 and 7, Mobility hereby grants to each member of the Motorola Group under all of the Mobility Non-Patent Intellectual Property Rights a personal, worldwide, perpetual, irrevocable, non-transferable and non-assignable (except pursuant to Article 11), fully paid-up right and license, free of any royalty, license fee or other present or future payment obligation, to use any Licensed Mobility Technology for the business or businesses in which Motorola or any member of the Motorola Group is now or hereafter engaged, including, without limitation, as follows: (a) to create Derivatives of the Licensed Mobility Technology; and (b) to use, reproduce, distribute, perform and/or display the Licensed Mobility Technology and/or Derivatives (made pursuant to subsection (a) above) of the Licensed Mobility Technology. Except as expressly set forth in Article 5 and Section 7.2, no right is granted hereunder to any member of the Motorola Group to sublicense, to grant the right to sublicense, or to disclose any of the Licensed Mobility Technology to any third Person, other than the delivery, disclosure, and sublicensing of Software: (i) in object code form in connection with the sale of products or services of the Motorola Group; or (ii) in object code and source code form to a third Person; in each case, if and to the extent (aa) such Software uses or is based on any Open Source Software and (bb) Motorola or another member of the Motorola Group is required, under the license agreement or condition(s) pursuant to which such Open Source Software was used for such Software, to disclose and sublicense such Software in object and/or source code to such third Person.

Section 3.3 Term of the Non-Patent Intellectual Property Right Licenses. The term of the license granted under this Article 3 under or to any Non-Patent Intellectual Property Rights shall continue for the full term or existence of such Non-Patent Intellectual Property Rights.

Section 3.4 Ownership of Derivatives. Except if and to the extent agreed otherwise by the Parties in a written agreement, whether entered into coterminously with this Agreement or at some other time: (i) in the event that a Party or a member of its Group (collectively, the “Creating Party”) creates any Derivative from any Licensed Technology licensed to the Creating Party under Article 3 by the other Party or a member of the other Party’s Group (collectively, the “Licensing Party”), the Creating Party shall own all rights, title, and interest in and to such Derivative but subject to, and not including, any right, title or interest in or to such Licensed Technology; and (ii) the Creating Party’s right to use the Licensed Technology as necessary for using such Derivative shall be the rights under, and no rights shall be granted under this Section 3.4 that are greater or different than, the licenses by the Licensing Party to the Creating Party under Article 3.

ARTICLE 4

PATENT LICENSE

Section 4.1 Licensed Motorola Patent Grant. Subject only to the restrictions set forth in Article 5, Motorola hereby grants to each member of the Mobility Group under all claims of the Licensed Motorola Patents a personal, non-exclusive, worldwide, irrevocable, non-transferable and non-assignable (except pursuant to Article 11), fully paid-up right and license, free of any royalty, license fee or other present or future payment obligation, to design, make, Have Made (as defined in this Article 4), use, offer for sale, sell, import, improve, create Derivatives from, modify, maintain, adapt, customize, and/or support any product, apparatus, hardware, software, method, system, and/or Technology within the business or businesses in which Mobility or any member of the Mobility Group is now or hereafter engaged. No right is granted hereunder to any member of the Mobility Group to sublicense, or to grant the right to sublicense, under the license and grant in this Section 4.1, other than the delivery and sublicensing of Software in object code form in connection with the sale of products or services of the Mobility Group.

Section 4.2 Licensed Mobility Patent Grant. Mobility hereby grants to each member of the Motorola Group under all claims of the Licensed Mobility Patents a personal, non-exclusive, worldwide, irrevocable, non-transferable and non-assignable (except pursuant to Article 11), fully paid-up right and license, free of any royalty, license fee or other present or future payment, to design, make, Have Made, use, offer for sale, sell, import, improve, create Derivatives from, modify, maintain, adapt, customize, and/or support any product, apparatus, hardware, software, method, system, and/or Technology within the business or businesses in which Motorola or any member of the Motorola Group is now or hereafter engaged. No right is granted hereunder to any member of the Motorola Group to sublicense, or to grant the right to sublicense, under the license and grant in this Section 4.2, other than the delivery and sublicensing of Software in object code form in connection with the sale of products or services of the Motorola Group.

Section 4.3 Have Made. For the purposes of this Agreement, the term “Have Made” means that the licensed Party (i.e., Mobility under Section 4.1 and Motorola under Section 4.2) or a member of its Group engages a third Person to make, manufacture, or supply to it any component, subsystem, subassembly, product and/or service (whether such component, subsystem, subassembly, product and/or service was developed or designed by such Party or a member of its Group or any third Person) that:

(a) is used by such Party or member for internal business purposes of such Party or a member of its Group; or

(b) is used by such Party or a member of its Group in performing and providing services to the other Party or to any third Person to the extent that the performance and provision of such services is within the license to such Party or member under this Article 4; or

(c) is offered or sold by such Party or a member of its Group to the extent that such offering and sale is within the license to such Party or member of its Group under this Article 4 (whether it is offered or sold under such Party’s or member’s own brand, mark, or name or the brand, mark or name of another); or

(d) is used in making any product by such Party or a member of its Group if the making of such product is within the license to such Party or such member of its Group under this Article 4; or

(e) is used in the making of a product by a third Person for such Party or a member of its Group if (i) such Party or such member of its Group had a license under this Article 4 to make such product and (ii) the making of such product by such third Person is otherwise covered by this definition of “Have Made.”

Section 4.4 Limitation on “Have Made” Rights. Any engagement of a Party or any member of its Group of, or any making, manufacture, or supply for a licensed Party or any member of its Group by, a third Person shall not be deemed to be “Have Made” if such engagement, making, manufacture, or supply, or its purpose or the manner of its performance, is a sham or laundering scheme to effect the licensing of the Patent licensed by the other Party under this Article 4, or any portion thereof, to a third Person and not for bona fide business purposes of the such licensed Party or member. For example, a product shall not be deemed to be “Have Made” if a Party or member of its Group merely acts as a pass-through reseller of a third Person’s products solely for the purpose of bringing those products within the scope of the license granted to such licensed Party in this Agreement.

Section 4.5 No Implied Licenses. Other than the rights and licenses granted in this Article 4 or arising under the doctrine of patent exhaustion in the applicable jurisdiction, the Parties do not grant any licenses by implication, estoppel, or otherwise under any Patent for the benefit of any Person.

Section 4.6 Term of Patent Licenses. The term of the license granted under this Article 4 under a Patent shall continue for the full term of such Patent.

Section 4.7 Full Force and Effect. The licenses granted under this Article 4 will remain in full force and effect regardless of any subsequent transfer of rights in or to the Licensed Motorola Patents or Licensed Mobility Patents, as applicable, including, without limitation, any assignment, license, sale, gift, or bequest; and any such transfer of rights shall be made subject to the continuing obligations of this Article 4.

Section 4.8 Limitation of Infringement Remedies. In the event that a Party or any member of such Party’s Group (the “Asserting Party”) asserts, claims, or prosecutes any infringement or alleged infringement of any Patent of the Asserting Party against the other Party or any member of such other Party’s Group (the “Accused Party”), any infringement may be based on, and any reasonable royalty and other damages for past infringement may be determined and calculated, only on any events and activities after the Distribution, and the Accused Party shall be deemed not to have engaged in any infringement and have had no sales or other events on which any reasonable royalty or other damages may be determined or calculated, at any time prior to the Distribution. If and to the extent that the Asserting Party shall, notwithstanding the foregoing agreement in this Section 4.8, have any rights or remedies for infringement of any of the Asserting Party’s Patents relating to any events or activities prior to the Distribution, all such rights and remedies, whether known or unknown, are hereby expressly and irrevocably waived by the Asserting Party.

ARTICLE 5

LIMITED SUBLICENSE RIGHT; RESTRICTED LICENSE

Section 5.1 Limited Technology Sublicense Right. Within the limits of, but not limiting, the express rights and licenses granted by a Party under Article 3, and subject to the restrictions in this Article 5, each Party and each member of such Party’s Group may grant a sublicense under the express rights and licenses granted to such Party’s Group under Article 3, and disclose any Technology licensed to such Party’s Group under Article 3, to any of its suppliers, prospective suppliers or third Person joint developers (under appropriate joint development agreements) solely to the extent reasonably necessary for the procurement by a member of such Party’s Group of components, subsystems, subassemblies, products and/or services of the businesses of such member. Such disclosure and/or license may only be made for a bona fide business purpose for the benefit of such member.

Section 5.2 Limitation on Technology Disclosure. Each Party agrees that a member of its Group will not make any portion of Licensed Technology of the other Party available to any such supplier, prospective supplier, or joint developer pursuant to Section 5.1 except under terms and conditions (including confidentiality, use and disclosure restrictions) normally used by such member to protect its own intellectual property and proprietary information of a similar nature and after expunging extraneous proprietary information to the extent appropriate.

Section 5.3 Prohibition of Sham Transactions. The rights granted hereunder to each Party and the members of such Party’s Group under this Article 5 or otherwise under this Agreement may not be exercised by such Party or member in a manner such that the exercise of such Party’s or member’s procurement rights is a sham or laundering scheme to effect the licensing of the Technology licensed by the other Party under Article 3, or any portion thereof, to a third Person and not for bona fide business purposes of the licensed Party or member.

Section 5.4 No Transfer. Nothing in this Article 5 will be construed to obligate either Party to transfer or provide technical assistance to third Persons with respect to Technology that such Party has licensed to the other Party under this Agreement.

Section 5.5 Restrictions on Technology License Grants by Motorola. During a period of twenty-four (24) calendar months commencing on the Effective Date, the Technology licenses and rights under Section 3.1 (and the associated rights under Section 5.1) do not grant to any member of the Mobility Group any right to: (a) offer for sale, sell, import, or modify any Mobility Excluded Product; (b) offer for sale, sell, or perform any services for maintaining, adapting, customizing, modifying, or supporting any Mobility Excluded Product; or (c) reproduce, distribute, perform, and display any Licensed Motorola Technology in connection with, or for the purpose of, making, using, offering for sale, selling, importing, or modifying any Mobility Excluded Product or offering for sale, selling, or performing any services for maintaining, adapting, customizing, modifying, or supporting any Mobility Excluded Product.

Section 5.6 Restrictions on Technology and Patent License Grants by Mobility.

(a) During a period of twenty-four (24) calendar months commencing on the Effective Date, the Technology licenses and rights under Section 3.2 (and the associated rights under Section 5.1) do not grant to any member of the Motorola Group any right to: (i) offer for sale, sell, import, or modify any Motorola Excluded Product; (ii) offer for sale, sell, or perform any services for maintaining, adapting, customizing, modifying, or supporting any Motorola Excluded Product; or (iii) reproduce, distribute, perform, and display any Licensed Mobility Technology in connection with, or for the purpose of, making, using, offering for sale, selling, importing, or modifying any Motorola Excluded Product or offering for sale, selling, or performing any services for maintaining, adapting, customizing, modifying, or supporting any Motorola Excluded Product.

(b) The Patent licenses and rights under Section 4.2 and the Technology licenses and rights under Section 3.2 (and the associated rights under Section 5.1) do not grant to any member of the Motorola Group any right to: (i) offer for sale, sell, import, or modify any Module/Component; (ii) offer for sale, sell, or perform any services for maintaining, adapting, customizing, modifying, or supporting any Module/Component; or (iii) reproduce, distribute, perform, and display any Licensed Mobility Technology in connection with, or for the purpose of, making, using, offering for sale, selling, importing, or modifying any Module/Component or offering for sale, selling, or performing any services for maintaining, adapting, customizing, modifying, or supporting any Module/Component.

(c) Notwithstanding Section 5.6(a) and Section 5.6(b), any member of the Motorola Group may, under the Patent licenses and rights under Section 4.2 and the Technology licenses and rights under Section 3.2 (and the associated rights under Section 5.1): (i) make, have made, use, and modify Modules/Components for use in finished hardware products sold by the Motorola Group (“Motorola Product Modules/Components”); (ii) make, have made, use, offer for sale, sell, import, and modify accessory devices that add iDEN, 2G, 3G and/or 4G capability to a hardware product of the Motorola Group but only to the extent used with a hardware product of the Motorola Group (“Motorola Product Accessories”); (iii) offer for sale, sell, and perform any services for maintaining, adapting, customizing, modifying, or supporting any Motorola Product Module/Component as part of the finished hardware product in which it is included and any Motorola Product Accessory; and (iv) reproduce, distribute, perform, and display any Licensed Mobility Technology in connection with, or for the purpose of, any of the foregoing activities permitted under this Section 5.6(c).

(d) Notwithstanding the provisions in Section 5.6(a) and Section 5.6(b): (i) during a period commencing on the Effective Date and ending on December 31, 2011, Motorola Israel Limited may, under the licenses and rights under Sections 3.2 and 4.2, make, use, modify, offer for sale, sell, and import any Existing Module/Component, and distribute, perform, and display any Licensed Mobility Technology in connection with, or for the purpose of, offering for sale, selling, or importing any Existing Module Component; and (ii) during a period commencing on the Effective Date and ending on June 30, 2011, Motorola Israel Limited may, under the licenses and rights under Sections 3.2 and 4.2, make, use, modify, offer for sale, sell, and import any Existing Fixed Wireless Terminal, and distribute, perform, and display any Licensed Mobility Technology in connection with, or for the purpose of, offering for sale, selling, or importing any Existing Fixed Wireless Terminal. For the purposes of this Section 5.6(d) only, the following terms shall have the following meanings:

(i) “Existing Module/Component” means solely any Module/Component having a product design created by or for Motorola Israel Limited that was complete or substantially complete on the Effective Date; and

(ii) “Existing Fixed Wireless Terminal” means solely any cellular mobile phones primarily designed for installation and use in vehicles, which include a separate handset, external antenna and a permanent connection to the vehicle power, having a product design created by or for Motorola Israel Limited that was complete or substantially complete on the Effective Date.

Section 5.7 Mobility Product Imitations. The license and rights under Section 4.2 do not grant to any member of the Motorola Group any right under any Licensed Mobility Patent to: (i) make, use, offer for sale, sell, import, or modify any Mobility Product Imitation; or (ii) offer for sale, sell, or perform any services for maintaining, adapting, customizing, modifying, or supporting any Mobility Product Imitation.

Section 5.8 Motorola Product Imitations. The license and rights under Section 4.1 do not grant to any member of the Mobility Group any right under any Licensed Motorola Patent to: (i) make, use, offer for sale, sell, import, or modify any Motorola Product Imitation; or (ii) offer for sale, sell, or perform any services for maintaining, adapting, customizing, modifying, or supporting any Motorola Product Imitation.

ARTICLE 6

RETAINED RIGHTS; WARRANTY DISCLAIMER; INDEMNITIES

Section 6.1 Retained Rights. Neither Party assigns, transfers, or conveys any right, title or interest in or to, or grants any license or makes any covenant not to assert to or under, any Patent or Non-Patent Intellectual Property Right, Technology or Confidential Information, except solely for the licenses and grants expressly set forth in Article 3, Article 4, and Article 5 and then only under the terms and conditions of this Agreement. Subject only to such licenses and grants, each Party retains all right, title and interest in and to and under all Patents, Non-Patent Intellectual Property Rights, Technology and Confidential Information of such Party. Without limiting the foregoing, each Party will have the sole and discretionary right (but not the obligation) to file for, prosecute and maintain any applications, registrations or recordation of any Patent and Non-Patent Intellectual Property owned by such Party, and to take and bring any action to enforce or otherwise seek to abate any infringement thereof.

Section 6.2 No Representations or Warranties.

(a) MOBILITY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE MOBILITY GROUP) ACKNOWLEDGES AND AGREES THAT: (i) NO MEMBER OF THE MOTOROLA GROUP IS MAKING IN THIS AGREEMENT (OR ANY OTHER AGREEMENT CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE) ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, QUALITY, MERCHANTABILITY OR FITNESS OF ANY LICENSED MOTOROLA PATENTS OR LICENSED MOTOROLA TECHNOLOGY; (ii) ALL SUCH LICENSED MOTOROLA PATENTS OR LICENSED MOTOROLA TECHNOLOGY SHALL BE LICENSED ON AN “AS IS,” “WHERE IS” BASIS; AND (iii) MOBILITY AND ITS AFFILIATES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY LICENSE SHALL PROVE TO BE INSUFFICIENT TO VEST IN IT THE RIGHTS AND LICENSES PURPORTED TO BE GRANTED HEREUNDER.

(b) MOTOROLA (ON BEHALF OF ITSELF AND EACH MEMBER OF THE MOTOROLA GROUP) ACKNOWLEDGES AND AGREES THAT: (i) NO MEMBER OF THE MOBILITY GROUP IS MAKING IN THIS AGREEMENT (OR ANY OTHER AGREEMENT CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE) ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, QUALITY, MERCHANTABILITY OR FITNESS OF ANY LICENSED MOBILITY PATENTS OR LICENSED MOBILITY TECHNOLOGY; (ii) ALL SUCH LICENSED MOBILITY PATENTS OR LICENSED MOBILITY TECHNOLOGY SHALL BE LICENSED ON AN “AS IS,” “WHERE IS” BASIS; AND (iii) MOTOROLA AND ITS AFFILIATES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY LICENSE SHALL PROVE TO BE INSUFFICIENT TO VEST IN IT THE RIGHTS AND LICENSES PURPORTED TO BE GRANTED HEREUNDER.

Section 6.3 Mobility Indemnification Obligations.

(a) Subject to the limitations and exclusions stated below, the Mobility Group will defend, at Mobility’s expense, any Claim against any Motorola Indemnified Party and will indemnify and hold each such Motorola Indemnified Party harmless from all Damages awarded in any Action based thereon or resulting from settlement of such Action or any such Claim. For purposes of this Section 6.3, “Claim” means a claim (including an indemnification demand made by a third Person (other than a Person that is then a member of the Group of either Party) to a Motorola Indemnified Party concerning such claim to the extent of the Motorola Indemnified Party’s obligations under its Agreement with such third Person) that a product:

(i) furnished by the Transferred Business to the Motorola Group (provided that the term “Motorola” shall, for the purposes of this Section 6.3(a)(i), exclude the Transferred Business) prior to the Effective Date (“Intra-Company Product”); or

(ii) furnished by the Transferred Business to a third Person prior to the Effective Date; or

(iii) furnished by the Mobility Group to a third Person on or after the Effective Date but prior to Distribution (as defined in the Separation Agreement) ((i), (ii), and (iii), collectively, “Mobility Indemnified Products”);

infringes directly or indirectly (including, without limitation, contributorily or by way of inducement) a Patent, a design patent or a Non-Patent Intellectual Property Right anywhere in the world.

(b) In connection with any such Claim or Action, Motorola shall:

(i) promptly notify Mobility in writing as soon as reasonably practicable after Motorola first becomes aware of the Claim, and

(ii) give Mobility sole control of the defense of the Claim and all reasonably requested assistance for resolving the Claim or defending any Action based thereon, provided that Mobility shall reimburse Motorola for any reasonable external cost and expense incurred by Motorola for providing such assistance.

(c) Mobility will not be liable for the settlement of a Claim, or Action based thereon, made without Mobility’s prior written consent unless Mobility materially breaches its duty to defend hereunder. If any suit against Motorola involves a Claim as well as other claims against Motorola (“Shared Patent Litigation”), Mobility shall nonetheless be fully responsible for defending, indemnifying and holding Motorola harmless from the Claim(s), and shall provide reasonable cooperation to Motorola's counsel with respect to the other claims asserted in such suit; provided, however, that Mobility will have no obligation to defend, indemnify, or hold Motorola harmless from such other claims. The Shared Patent Litigation shall be managed according to the provisions of Schedule 4, “Management of Shared Patent Litigation.”

(d) Mobility will have no obligation to defend, indemnify or hold Motorola harmless to the extent:

(i) Motorola or any third Person has altered the Intra-Company Product, and the alleged infringement would not have occurred but for this alteration;

(ii) Motorola or any third Person has combined the Intra-Company Product with any other products or elements not furnished by Mobility, and the alleged infringement would not have occurred but for this combination; or

(iii) the Intra-Company Products were designed or manufactured in accordance with Motorola’s designs, specifications, or instructions (other than those of the Transferred Business), and the alleged infringement would not have occurred but for these designs, specifications or instructions.

(e) THIS SECTION CONTAINS (I) MOBILITY’S ENTIRE LIABILITY AND ALL OBLIGATIONS RELATED TO INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION FOR MOBILITY INDEMNIFIED PRODUCTS, AND (II) MOTOROLA’S EXCLUSIVE REMEDIES AGAINST MOBILITY FOR INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION OF MOBILITY INDEMNIFIED PRODUCTS. THESE REMEDIES ARE PROVIDED IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

Section 6.4 Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT; PROVIDED THAT NOTHING IN THIS SECTION 6.4 SHALL EXCLUDE OR LIMIT ANY OBLIGATION OR LIABILITY OF MOBILITY UNDER SECTION 6.3 TO INDEMNIFY MOTOROLA FOR ANY DAMAGES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) FOR WHICH MOTOROLA IS LIABLE TO A THIRD PERSON AS AWARDED IN AN ACTION OR RESULTING FROM A SETTLEMENT OF AN ACTION OR ANY CLAIM AGAINST MOTOROLA.

ARTICLE 7

CONFIDENTIALITY

Section 7.1 Confidential Information. Each Party and the members of such Party’s Group (collectively, the “Receiving Party”) expressly acknowledges that in connection with this Agreement members of the other Party’s Group (collectively, the “Disclosing Party”) have licensed, disclosed or may disclose or make available information and material relating to the Disclosing Party’s business or Technology which is confidential or proprietary in nature (including, without limitation, information that embodies or relates to Technology, any other technical, business, financial, customer information, product development plans, supplier information, forecasts, strategies and other confidential information) which to the extent disclosed to the Receiving Party is hereinafter referred to as “Confidential Information” of the Disclosing Party provided such information: (a) is disclosed in writing and conspicuously marked “CONFIDENTIAL” or with words of similar effect; or (b) is disclosed orally after the Effective Date and is identified as confidential information at the time of disclosure and, within 30 days of such disclosure, is summarized in a writing by the Disclosing Party that is submitted to the Receiving Party and that confirms the confidential nature of such information.

Section 7.2 Treatment of Confidential Information. The Receiving Party will: (a) take commercially reasonable precautions to protect such Confidential Information consistent with all precautions the Receiving Party usually employs with respect to its own comparable confidential materials; (b) except as expressly provided in this Agreement, not disclose any such Confidential Information to any third Person, except under terms and conditions (including confidentiality, use, and disclosure restrictions) normally used by the Receiving Party to protect its own confidential or proprietary information of a similar nature; and (c) not use or disclose such Confidential Information except as necessary to exercise its rights and perform its obligations under this Agreement in accordance with any applicable restrictions or obligations with respect thereto. Subject to the limitations and requirements set forth in this Article 7 and elsewhere in this Agreement (including, without limitation Article 5) the Receiving Party may disclose Technology of the Disclosing Party to a customer, supplier, prospective supplier or third Person joint developer of the Receiving Party.

Section 7.3 Exclusions. Without granting any right or license, the Disclosing Party agrees that Section 7.2 will not apply with respect to any information that the Receiving Party can document: (a) is or becomes generally available to the public through no improper action or inaction by the Receiving Party or any of its Affiliates, agents, consultants or employees; or (b) was rightfully disclosed to the Receiving Party by a third Person provided the Receiving Party complies with restrictions imposed by the third Person. The Receiving Party, with prior written notice to the Disclosing Party, may disclose such Confidential Information to the minimum extent possible that is required to be disclosed to a governmental entity or agency, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to guard against further disclosure (including without limitation, seeking appropriate confidential treatment or a protective order, or assisting the Disclosing Party to do so) and has allowed the Disclosing Party to participate in any proceeding that requires the disclosure.

ARTICLE 8

DISPUTE RESOLUTION

Section 8.1 Informal Dispute Resolution and Mediation. It is the intent of the Parties to use their respective reasonable best efforts to negotiate and resolve any Dispute on a mutually acceptable negotiated basis. In furtherance of the foregoing, either Party may deliver a notice (an “Escalation Notice”) to the other Party demanding an in person meeting involving representatives of the Parties and their respective Group members involved in the Dispute at a senior level of management (or if the Parties agree, of the appropriate strategic business unit or division). The Parties shall use their reasonable best efforts to meet within thirty (30) days of the Escalation Notice. The Parties may, by mutual consent, retain a mediator to aid in any attempt to informally negotiate resolution of any dispute, although any opinion expressed by a mediator shall be strictly advisory and shall not be binding on the Parties or their respective Group members, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. Mediation is not a prerequisite to a demand for arbitration.

Section 8.2 Arbitration.

(a) For purposes of this Section 8, an “Arbitrable Dispute” means a Dispute regarding the breach, meaning, interpretation or application, and the rights and obligations of the parties under, Articles 3, 4, 5 and 7 of this Agreement and a “Non-Arbitrable Dispute” means any and all other Disputes.

(b) If the Parties are unable to resolve any Arbitrable Dispute as contemplated by Section 8.1 of this Article 8 within thirty (30) days of the Escalation Notice, then any such Arbitrable Dispute may be submitted to mandatory and binding arbitration upon written notice (“Arbitration Demand”) by either Party (the “Disputing Party”). The arbitration shall be conducted under the auspices of the American Arbitration Association in accordance with its Commercial Arbitration Rules.

(c) The arbitration shall be decided by a Panel of three independent arbitrators. Each Party shall appoint one arbitrator within fifteen (15) days after the Arbitration Demand. The two arbitrators thus appointed shall choose the third arbitrator who will act as the Chairman of the Tribunal. If within thirty (30) days, one party has not appointed an arbitrator, or within thirty (30) days after the appointment of the second arbitrator, the two arbitrators have not agreed on the choice of the Chairman, the arbitrator and/or Chairman shall be appointed pursuant to the AAA Commercial Rules.

(d) To initiate the arbitration, the Disputing Party shall send an Arbitration Demand to the other Party, which shall: (a) describe in reasonable detail the nature of the Arbitrable Dispute; (b) state the amount of the claim (if any); (c) specify the requested relief; and (d) submit the matter to the American Arbitration Association, which shall designate a tribunal as provided in subsection (c) above (the “Arbitration Panel”). The arbitration shall be conducted in Chicago, Illinois.

(e) Any award rendered by the Arbitration Panel shall be final, conclusive and binding upon the Parties and their respective Group members and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

(f) Each Party shall bear an equal share of all fees, costs and expenses of the Arbitration Panel and the American Arbitration Association, and notwithstanding any law to the contrary, each Party shall bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to enforce any award rendered by the Arbitration Panel, the prevailing Party in such a proceeding shall be entitled to recover reasonable attorneys’ fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

(g) Prompt disposal of any Arbitrable Dispute is important to the Parties. The Parties shall conduct resolution of each Arbitrable Dispute expeditiously and shall use commercially reasonable efforts to finally dispose of each Arbitrable Dispute within one hundred and twenty (120) days or less following the Arbitration Demand.

Section 8.3 Interim Remedies. Nothing in Section 8.1 or 8.2 above will prevent either Motorola or Mobility from seeking injunctive or similar relief if: (i) the Dispute has not been resolved within six (6) months following the Escalation Notice; or (ii) any delay in seeking such relief could result in serious and irreparable injury to either Motorola, Mobility, or any member of either Party’s Group.

Section 8.4 Parties to Dispute Resolution. Notwithstanding anything to the contrary in this Agreement, Motorola and Mobility are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this Article 8 or otherwise, and each Party will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Article 8.

Section 8.5 Other Disputes. At the end of the thirty (30)-day period specified in Section 8.1 (or sooner, as provided in Section 8.3), either party may commence an action on any Non-Arbitrable Dispute in any court of competent jurisdiction, except to the extent that a dispute is covered by the dispute resolution process in the Separation Agreement, in which case such Non-Arbitrable Dispute shall be resolved through such dispute resolution process.

Section 8.6 Application of Liability Limits. Under no circumstances is the Arbitration Panel authorized to award damages in excess of or inconsistent with the limitations set forth in Section 6.4 of this Agreement.

ARTICLE 9

CONSIDERATION; PERFORMANCE

Section 9.1 Consideration. The Parties to this Agreement acknowledge and agree that the licenses, rights and obligations exchanged hereunder by the Parties are of substantially equal value, and accordingly, unless otherwise expressly set forth in this Agreement, no payments or royalties will be due from or to any Party under this Agreement.

Section 9.2 Performance. Motorola shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Motorola Group. Mobility shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Mobility Group. Each Party further agrees that it will cause its other Group members not to take any action or fail to take any action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby.

ARTICLE 10

TERM

Section 10.1 Perpetuity. The term of this Agreement commences on the Effective Date and continues perpetually as long as there exist any Licensed Motorola Patents, Licensed Mobility Patents, and any Non-Patent Intellectual Property Rights in any Licensed Motorola Technology or any Licensed Mobility Technology, subject to an earlier expiration of any right or obligation under this Agreement if and to the extent such expiration is expressly set forth in this Agreement. This Agreement shall expire once the last existing Licensed Motorola Patent, Licensed Mobility Patent, and Non-Patent Intellectual Property Right in any Licensed Motorola Technology or any Licensed Mobility Technology irretrievably ceases to exist.

Section 10.2 Material Breach. No Party may unilaterally terminate this Agreement, or any licenses granted hereunder, for a material breach of this Agreement by another Party, provided, however, that each Party will retain any remedies for such breach that it may be entitled to in a court of law or equity.

ARTICLE 11

CHANGE OF CONTROL; ASSIGNMENT

Section 11.1 Definitions. For the purposes of this Article 11, the following terms shall have the following meanings:

“Acquired Party” means a Party that is the subject of a Party Acquisition.

“Acquiring Party” means a Party that acquires a third Person in a Third Person Acquisition.

“Assigning Party” means a Party that assigns this Agreement to a third Person (whether or not an Affiliate of either Party).

“Existing Affiliates” means: (i) with regard to an Acquired Party subject to a Party Acquisition, the Persons that were Affiliates of such Acquired Party immediately before such Party Acquisition; or (ii) with regard to an Acquiring Party in the event of a Third Person Acquisition, the Persons that were Affiliates of such Acquiring Party immediately before such Third Person Acquisition. A Merged Affiliate shall not be an “Existing Affiliate.”

“Merged Affiliate” means any Person that meets the definition of an Affiliate of such Acquired Party as a result of, or in connection with, a merger or other combination of a Third Party Acquiror Affiliate with an Existing Affiliate in such Party Acquisition or thereafter.

“New Affiliate” means any Person that meets the definition of an Affiliate of a Party as a result of, or in connection with, a Party Acquisition of such Party or any future Affiliate of the Third Person Acquiror. A Merged Affiliate shall not be a “New Affiliate.”

“Non-Acquired Party” means the Party that is not the Acquired Party, in relation to a transaction involving a Party Acquisition of an Acquired Party.

“Non-Acquiring Party” means the Party that is not the Acquiring Party, in relation to a transaction involving a Third Person Acquisition by an Acquiring Party.

“Party Acquisition” means, with respect to a Party, either the Change of Control of such Party or the acquisition of all or substantially all of the assets of such Party, in each case by a third Person other an Affiliate of either Party. A “Party Acquisition” shall be deemed to occur on the date of the closing of the earliest agreement causing such Change of Control or the acquisition of all or substantially all of the assets of such Party.

“Resulting Party” means either: (i) with regard to a Party Acquisition, the Person that is formed in connection with such Party Acquisition of an Acquired Party, if such Acquired Party does not remain a Separate Identifiable Business after such Party Acquisition; and (ii) with regard to a Third Person Acquisition, the Person that is formed in connection with a Third Person Acquisition if the third Person subject to such Third Person Acquisition does not remain a Separate Identifiable Business after such Third Person Acquisition.

“Separate Identifiable Business” means a business operated as a separate legal entity.

“Third Person Acquiror” means the third Person that acquires an Acquired Party as a result of a Party Acquisition.

Section 11.2 Assignment. Except as provided in Section 11.3, or in connection with an assignment to an Affiliate of the Assigning Party, neither Party may assign or transfer (by operation of law, Change of Control, or otherwise) any of its rights or delegate any of its obligations under this Agreement without the prior express written consent of the other Party, which consent may be withheld in such other Party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void.

Section 11.3 Party Acquisition. Notwithstanding Section 11.2 and subject to Sections 11.4—11.6, this Agreement, and all rights and obligations hereunder, may be assigned or otherwise transferred by an Acquired Party in whole but not in part in connection with a Party Acquisition of such Acquired Party, but only on the conditions that:

(a) the Acquired Party gives the Non-Acquired Party written notice of such Party Acquisition and assignment before or promptly thereafter;

(b) all of this Agreement and all rights, title, licenses, and obligations hereunder, are assigned together (i.e., concurrently and to the same Third Person Acquiror); and

(c) any and all rights and licenses granted under this Agreement to the Acquired Party may be exercised by such Third Person Acquiror only in accordance with Section 11.4.

Section 11.4 Party Acquisition of an Acquired Party by a Third Person Acquiror. The following provisions of this Section 11.4 apply if an Acquired Party is subject to a Party Acquisition by any Third Person Acquiror.

(a) Acquired Party Remains Separate Identifiable Business. In the event that, following such Party Acquisition, such Acquired Party remains a Separate Identifiable Business, this

Agreement, and all rights, licenses (including, without limitation, such Acquired Party’s rights under Articles 3 and 4), and obligations of such Acquired Party and any of its Existing Affiliates under this Agreement will continue in accordance with the terms of this Agreement with respect to such Acquired Party, its Existing Affiliates, and any Merged Affiliates, subject to the following provisions:

(i) the rights and licenses granted to such Acquired Party under Article 3 (and all provisions under the terms of this Agreement related to such rights and licenses) continue for the benefit of such Acquired Party, all of such Acquired Party’s Existing Affiliates, and any Merged Affiliates, except that such Acquired Party may not grant any sublicense under Article 5 or otherwise to such Third Person Acquiror or any of such Third Person Acquiror’s Affiliates (other than any Existing Affiliate or any Merged Affiliate) without the express prior written consent of the Non-Acquired Party;

(ii) the rights and licenses granted to such Acquired Party under Article 4 (and all provisions related to such rights and licenses) continue for the benefit of such Acquired Party, all of such Acquired Party’s Existing Affiliates and any Merged Affiliates; but such rights and licenses shall

(aa) extend to, apply to, and cover only products and services in the same product or service categories in which the Acquired Party and its Existing Affiliates substantially developed, offered and/or sold products or services immediately before such Party Acquisition and the natural evolution of any such product or service categories; and

(bb) extend to, apply to, and cover only products and services in the same product or service categories in which the Existing Affiliate, which was merged with a Third Party Acquiror Affiliate to form such Merged Affiliate, substantially developed, offered and/or sold products or services immediately before such Party Acquisition and the natural evolution of any such product or service categories; and

(iii) none of the rights, licenses, and obligations of such Acquired Party or its Existing Affiliates will extend to such Third Party Acquiror or any New Affiliates, and none of such Third Person Acquiror or any New Affiliates shall be deemed to be Affiliates under this Agreement notwithstanding the definition of “Affiliate” under Article 1, after such Party Acquisition (other than such Acquired Party, its Existing Affiliates, and any Merged Affiliates) except solely in the event of a sublicense granted by such Acquired Party with the Non-Acquired Party’s prior written consent as set forth in Section 11.4(a)(i).

(b) Acquired Party Does Not Remain Separate Identifiable Business. In the event that, following such Party Acquisition, such Acquired Party does not remain a Separate Identifiable Business, this Agreement will continue with the Resulting Party only if such Resulting Party expressly assumes before or contemporaneously with such Party Acquisition in writing (in form and substance reasonably acceptable to the Non-Acquired Party) all obligations and liabilities of such Acquired Party and its Existing Affiliates under this Agreement on behalf of itself, any Merged Affiliates, and its New Affiliates, and this Agreement will then continue with the Resulting Party, any Merged Affiliates, and its New Affiliates only subject to the following provisions:

(i) the rights and licenses granted to such Acquired Party under Article 3 (and all provisions under the terms of this Agreement related to such rights and licenses) shall continue for the benefit of the Resulting Party and all of the Resulting Party’s Affiliates (whether Existing Affiliates, Merged Affiliates, or New Affiliates); and

(ii) the rights and licenses granted to the Acquired Party under Article 4 (and all provisions under this Agreement to the extent related to such rights and licenses) shall extend to, apply to, cover and continue for the benefit of the Resulting Party and all of the Resulting Party’s Affiliates (whether Existing Affiliates, Merged Affiliates or New Affiliates) for any products and services in the same product categories in which the Acquired Party and its Existing Affiliates substantially developed, offered and/or sold products or services immediately before such Party Acquisition and the natural evolution of any such product categories, but shall not extend to, apply to, cover or continue for any products and services of the Third Person Acquiror or any New Affiliates immediately prior to such Party Acquisition and any natural evolution of such products or services.

For the avoidance of doubt, the Resulting Party shall not be obligated to grant to the Non-Acquired Party and the Non-Acquired Party’s Group any Patent licenses to any Patents owned or Licenseable by the Third Party Acquiror or any Affiliate of the Third Party Acquiror before such Party Acquisition.

Section 11.5 Patent Litigation with Acquiring or Acquired Third Persons.

(a) Notwithstanding any other provision of this Agreement, if a Third Person Acquiror or any of its Affiliates is engaged in any patent litigation with any member of the Non-Acquired Party’s Group at the time of the Party Acquisition (regardless of who initiated the litigation), then no license and rights under Article 4 will extend to any products or services of the Third Person Acquiror (including any of its Affiliates that existed at any time before the Party Acquisition becomes effective) and derivatives of such products or services.

(b) Notwithstanding any other provision of this Agreement, if an Acquired Third Person (under clause (i) of the definition of Acquired Third Person) or any of its Affiliates is engaged in any patent litigation with any member of the Non-Acquiring Party’s Group (if such member is a named party in such patent litigation) at the time of a Third Person Acquisition (regardless of who initiated the litigation) if the first complaint of such patent litigation against such Acquired Third Person or any of its Affiliates was filed prior to the signing of the first agreement between the Acquiring Party and the Acquired Third Person for such Third Person Acquisition, then no license and rights under Article 4 will extend to any products or services of such Acquired Third Person (including any of its Affiliates that existed at any time before the Third Person Acquisition becomes effective) and derivatives of such products or services, and no license and right under Article 4 under any Patents of the Acquired Third Person and any Affiliates of the Acquired Third Person shall extend to any products or services of the Non-Acquiring Party.

(c) The provisions of this Section 11.5 shall be in effect only as long as the patent litigation under Section 11.5(a) or Section 11.5(b) is pending and shall cease to be effective upon a final non-appealable judgment or a settlement concluding all patent litigation referenced under Section 11.5(b). All licenses and rights under Article 4 that were deemed inapplicable under Section 11.5(a) or Section 11.5(b) as a result of the existence of such patent litigation shall become effective as of, but not retroactively with regard to any time prior to, the date on which such final non-appealable judgment or such settlement is effective.

Section 11.6 Divestiture.

(a) Except solely as set forth in Section 11.6(b) or Section 11.6(c), in the event that a Party spins off or otherwise divests a part of (but not all or substantially all) of its business (“Divested Business”), whether to a new entity owning such Divested Business or by transferring such Divested Business to a third Person (other than a Person that was immediately prior to such transfer an Affiliate of such Party) (a “Divestiture”), such Party (the “Divesting Party”) may not, without the express prior written consent of the other Party (the “Non-Divesting Party”), which shall be in the Non-Divesting Party’s sole discretion, assign, transfer, extend, sublicense, or share any right granted to the Divesting

Party or any of its Affiliates (including, without limitation, any of the licenses granted to the Divesting Party and its Affiliates) in this Agreement, and may not delegate any obligation of the Divesting Party or any of its Affiliates under this Agreement, in connection with such Divestiture.

(b) Notwithstanding Section 11.6(a), in the event of a Divestiture by Mobility of all or substantially all of its Home Business, Mobility may grant sublicenses, under all licenses granted to Mobility under Article 3 and Article 4, notwithstanding any prohibition of, or any conditions on, any sublicensing under Article 3 or Article 4 or Article 5, to the acquiror of such Home Business, whether it is a newly created entity or a previously existing third Person (the “Home Business Acquiror”), solely for and in the Home Business Field. The term “Home Business Field” means any products and services of Mobility’s Home Business immediately prior to such Divestiture and any natural evolution of any such product or service. Following the Divestiture of the Home Business, the Home Business Acquiror shall have, solely within the Home Business Field, the same rights, and be subject to the same restrictions, under Articles 3, 4 and 5 as Mobility immediately prior to such Divestiture, and any Affiliates of the Home Business Acquiror that were not already Affiliates of Mobility immediately prior to such Divestiture shall have, solely within the Home Business Field, the same rights, and be subject to the same restrictions, under Articles 3, 4, and 5 as any Affiliate of Mobility immediately prior to such Divestiture, provided that the Home Business Acquiror acknowledges that it and its Affiliates are bound by and will comply with all terms and conditions of this Agreement (but for the avoidance of doubt, the Home Business Acquiror shall have no obligation to grant licenses of Intellectual Property to Motorola other than those already granted prior to such Divestiture). For the avoidance of doubt, the Home Business Acquiror shall not have any of the rights and obligations of Mobility under this Article 11 (e.g., with regard to subsequent acquisitions or divestitures).

(c) Notwithstanding Section 11.6(a), in the event of a Divestiture by Motorola of all or substantially all of its Networks Business, Motorola may grant sublicenses, under all licenses granted to Motorola under Article 3 and Article 4, notwithstanding any prohibition of, or any conditions on, any sublicensing under Article 3 or Article 4 or Article 5, to the acquiror of such Networks Business, whether it is a newly created entity or a previously existing third Person (the “Networks Business Acquiror”) , solely for and in the Networks Business Field. The term “Networks Business Field” means any products and services of Motorola’s Networks Business immediately prior to such Divestiture and any natural evolution of any such product or service. Following the Divestiture of the Networks Business, the Networks Business Acquiror shall have, solely within the Networks Business Field, the same rights, and be subject to the same restrictions, under Articles 3, 4 and 5 as Motorola immediately prior to such Divestiture, and any Affiliates of the Networks Business Acquiror that were not already Affiliates of Motorola immediately prior to such Divestiture shall have, solely within the Networks Business Field, the same rights, and be subject to the same restrictions, under Articles 3, 4, and 5 as any Affiliate of Motorola immediately prior to such Divestiture, provided that the Networks Business Acquiror acknowledges that it and its Affiliates are bound by and will comply with all terms and conditions of this Agreement (but for the avoidance of doubt, the Networks Business Acquiror shall have no obligation to grant licenses of Intellectual Property to Mobility other than those already granted prior to such Divestiture). For the avoidance of doubt, the Networks Business Acquiror shall not have any of the rights and obligations of Motorola under this Article 11 (e.g., with regard to subsequent acquisitions or divestitures).

Section 11.7 Binding Effect. Subject to the foregoing provisions of this Article 11, this Agreement binds and benefits the Parties and their respective successors and assigns.

Section 11.8 Group Member Termination. If a Person ceases to be an Affiliate of a Party (i.e., ceases to be a member of such Party’s Group), then, except as provided in Section 11.6:

(a) all rights and license granted with respect to such Person under this Agreement will automatically terminate on the date such Person ceases to be an Affiliate (except, however, as to product units already sold by such Person as of such date);

(b) all of the licenses and rights granted by such Person with respect to the members of the other Party’s Group under this Agreement with respect to Patents of such Person for which applications were filed prior to the date such Person ceases to be an Affiliate will not be affected by such cessation; and

(c) such Person’s obligations under Section 2.2 and Article 7 will survive, together with all other obligations under this Agreement that arose prior to the date such Person ceases to be an Affiliate.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise), except for matters of validity, enforcement, and infringement of an intellectual property right, which are governed by the substantive laws of the jurisdiction in which the right has been granted.

Section 12.2 Jurisdiction. If any Dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably (and the Parties will cause each other member of their respective Group to irrevocably): (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware; (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient; and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 12.3 Notices. Each Party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section 12.3: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a Party is effective for purposes of this Agreement only if given as provided in this Section 12.3 and will be deemed given on the date that the intended addressee actually receives the notice.

If to Motorola: Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: Chief Financial Officer Facsimile: (847) 576-1402	with a copy to: Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: General Counsel Facsimile: (847) 576-3628

If to Mobility: Motorola Mobility, Inc. 600 North U.S. Highway 45 Libertyville, IL 60048 Attention: Chief Financial Officer Facsimile: (847) 523-0438	with a copy to: Motorola Mobility, Inc. 600 North U.S. Highway 45 Libertyville, IL 60048 Attention: General Counsel Facsimile: (847) 523-0727

Section 12.4 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force, if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.

Section 12.5 Entire Agreement. This Agreement , together with the Separation Agreement, and each of the exhibits and schedules appended hereto, constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained in this Agreement are superseded by this Agreement. In event of any conflict between any provision in the Separation Agreement and any specific provision of this Agreement pertaining to the subject matter of this Agreement, the specific provisions of this Agreement will control over the provisions in the Separation Agreement. As of the Effective Date, this Agreement supersedes and replaces in its entirety the Intellectual Property License Agreement executed by the Parties dated as of July 31, 2010 (the “Prior IP License Agreement”). The Prior IP License Agreement is hereby rendered null and void.

Section 12.6 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

Section 12.7 Expenses. Except as otherwise provided in this Agreement or the Separation Agreement, all costs, fees and expenses of either Party in connection with the transactions contemplated by this Agreement will be paid by the Party that incurs such costs and expenses.

Section 12.8 Amendment. The Parties may amend this Agreement only by a written agreement signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 12.9 Waiver. The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 12.10 Authority. Each Party represents to the other Party that: (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it and its Affiliates in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 12.11 Construction of Agreement.

(a) Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.

(b) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) This Agreement is for the sole benefit of the Parties and the respective Group members of the Parties (and their respective customers as specifically provided in this Agreement) and, except for the indemnification rights of the Motorola Indemnified Parties under Section 6.3 of this Agreement, does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of Motorola or Mobility) other than the Parties signing this Agreement and their respective Group members.

(d) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(e) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate.

(f) The principle ejusdem generis shall not apply to any provision in this Agreement or any exhibit or schedule to this Agreement.

(g) Any reference in this Agreement to a “member” of a Party’s Group means such Party or another Person covered by the definition of “Group” with regard to such Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Intellectual Property License Agreement to be executed on its behalf by a duly authorized effective as of the date first set forth above.

“Motorola”		“Mobility”

MOTOROLA, INC., a Delaware corporation		MOTOROLA MOBILITY, INC., a Delaware corporation

By:	/s/ Gregory Q. Brown	By:	/s/ Sanjay K. Jha
Name:	Gregory Q. Brown	Name:	Sanjay K. Jha
Title:	Co-Chief Executive Officer	Title:	Chief Executive Officer and President

[Signature Page to Amended and Restated Intellectual Property License Agreement]